EX: 99-1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Completion of Merger with Northmark Bank

Combined company creates an estimated $5.6 billion banking franchise and expands presence in attractive markets

Systems conversion expected to take place in the second quarter of 2023

CAMBRIDGE, MA. -- Today, October 3, 2022, Cambridge Bancorp (NASDAQ: CATC) (the “Cambridge Bancorp”), the parent company of Cambridge Trust Company (the “Cambridge Trust”), announced the successful completion of its acquisition of Northmark Bank (“Northmark”) through the merger of Northmark and Cambridge Trust effective October 1, 2022. The transaction is valued at $62.8 million. Under the terms of the merger agreement, each share of Northmark common stock will be exchanged for 0.9950 shares of Cambridge Bancorp common stock.

“We are pleased to announce the completion of the merger with Northmark and are excited to build a stronger future for both Cambridge Trust and Northmark as one,” said Denis K. Sheahan, president and chief executive officer of Cambridge Trust, who will lead the combined company in the same capacity. “This combination expands Cambridge Trust’s presence into the attractive and affluent markets of North Andover, Andover and Winchester with three full-service banking offices while connecting our Greater Boston and southern New Hampshire existing markets.

The combined company will continue to focus on delivering exceptional personal and customized client service to both individuals and businesses and deepening engagement in the local communities with financial support from Cambridge Trust Charitable Foundation.

Clients of Northmark Bank will continue to be served through its current banking offices, website and mobile apps until its brand and systems are fully converted to Cambridge Trust, which is expected to occur over the weekend beginning April 21, 2023.

In connection with the closing of the merger, Jane C. Walsh, a founder and former President and CEO of Northmark will join Cambridge Bancorp and Cambridge Trust as a Director.

Piper Sandler & Co. served as financial advisor to Cambridge Bancorp and Hogan Lovells US LLP served as its legal counsel. Griffin Financial Group, LLC served as financial advisor and provided a fairness opinion to Northmark and Goodwin Procter LLP served as its legal counsel.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.1 billion in assets at June 30, 2022, and a total of 19 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.0 billion in client assets under management and administration at June 30, 2022. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the businesses of Cambridge and Northmark may not be combined successfully, or such combination may take longer to accomplish than expected; the cost savings from the merger may not be fully realized or may take longer to realize than expected; operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; changes to interest rates; the ability to control costs and expenses; the current global economic uncertainty and economic conditions being less favorable than expected; disruptions to the credit and financial markets; changes in the Company’s accounting policies or in accounting standards; weakness in the real estate market; legislative, regulatory, or accounting changes that adversely affect the Company’s business and/or competitive position; the Dodd-Frank Act’s consumer protection regulations; the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence; actions that governments, businesses and individuals take in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; the pace of recovery when the COVID-19 pandemic subsides; disruptions in the Company’s ability to access the capital markets; and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2021, which the Company filed on March 14, 2022. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520